AMENDED AND RESTATED

AGENCY AGREEMENT

                THIS AGENCY AGREEMENT (“Agreement”) made as of March 1, 2008 (the “Effective Date”), by and between OLD MUTUAL FUNDS I (“OMF I”), OLD MUTUAL FUNDS II (“OMF II”), OLD MUTUAL FUNDS III (“OMF III”), each a Delaware statutory trust (each a “Trust” and together, the “Trusts”), currently consisting of the registered investment companies set forth on Exhibit A, attached hereto, as amended from time to time (each such registered investment company a “Fund” and together, the “Funds”), each Trust and Fund having its principal place of business at 4643 S. Ulster Street, Denver, Colorado 80237 and DST SYSTEMS, INC., a corporation organized and existing under the laws of the State of Delaware, having its principal place of business at 333 W. 11th St., 5th Fl., Kansas City, Missouri 64105 (“DST”):

WITNESSETH:

WHEREAS, each Trust, on behalf of each Fund (individually and not jointly), desires to appoint DST as Transfer Agent and Dividend Disbursing Agent, and DST desires to accept such appointment;

WHEREAS, each Trust has or will enter into a Shareholders Servicing Agreement with Old Mutual Fund Services (“Fund Services”) with Fund Services assuming responsibilities for certain shareholder account activities;

NOW, THEREFORE, in consideration of the mutual covenants herein contained, the parties hereto agree as follows:

1.	Documents to be Filed with Appointment.

In connection with the appointment of DST as Transfer Agent and Dividend Disbursing Agent for the Trusts, there will be filed with DST the following documents:

A.

A copy of the resolutions of the Board of Trustees of each Trust appointing DST as Transfer Agent and Dividend Disbursing Agent, approving the form of this Agreement, and designating certain persons to give written instructions and requests on behalf of the Trusts and/or Funds;

B.	A copy of the Agreement and Declaration of Trust of each Trust and all amendments thereto;
C.	A copy of the Bylaws of each Trust;

Copyright 2008 DST Systems, Inc.

D.	Copies of the most recent amendments to the Trusts’ registration statements filed with the Securities and Exchange Commission.
E.	Specimens of the signatures of the officers of the Trusts or other individuals authorized to sign written instructions and requests; and
F.	An opinion of counsel for each Trust (whether in-house or outside counsel) with respect to:
(1)	Each Trust’s organization and existence under the laws of its state of organization,
(2)

That all shares of stock of the Funds covered by the appointment are duly registered under the Securities Act of 1933 (the “’33 Act”), as amended, and any other applicable federal or state statute, and

(3)	That all issued shares are, and all unissued shares will be, when issued, validly issued, fully paid and nonassessable.
2.	Certain Representations and Warranties of DST.

DST represents and warrants to each Trust that:

A.	It is a corporation duly organized and existing and in good standing under the laws of Delaware;
B.	It is duly qualified to carry on its business in the State of Missouri;
C.	It is empowered under applicable laws and by its Articles of Incorporation and Bylaws to enter into and perform the services contemplated in this Agreement;
D.	It is registered as a transfer agent to the extent required under the Securities Exchange Act of 1934 (the “’34 Act”);
E.	All requisite corporate proceedings have been taken to authorize it to enter into and perform this Agreement; and
F.	It has and will continue to have and maintain the necessary facilities, equipment and personnel to perform its duties and obligations under this Agreement.
3.	Certain Representations and Warranties of the Trusts.

Each Trust represents and warrants to DST that:

A.	It is a business trust duly organized and existing and in good standing under the laws of the State of Delaware;

B.	It is an open-end management investment company registered under the Investment Company Act of 1940, as amended (the “’40 Act”);
C.	A registration statement under the ’33 Act has been filed and will be effective with respect to all shares of the Funds being offered for sale;
D.

All requisite steps have been and will continue to be taken to register the Funds’ shares for sale in all applicable states as required and such registration will be effective at all times shares are offered for sale in such state; and

E.	The Trust is empowered under applicable laws and by its Agreement and Declaration of Trust and Bylaws to enter into and perform this Agreement.
4.	Scope of Appointment.
A.

Subject to the conditions set forth in this Agreement, each Trust hereby appoints DST as Transfer Agent and Dividend Disbursing Agent for the respective Trust with respect to each Fund, individually and not jointly.

B.

DST hereby accepts such appointment and agrees that it will act as each Fund’s Transfer Agent and Dividend Disbursing Agent. DST agrees that it will also act as agent in connection with each Trust's periodic withdrawal payment accounts and other open accounts or similar plans for shareholders, if any.

C.	Each Trust has provided to DST in Kansas City, Missouri all of its shareholder account records.
D.

DST, utilizing TA2000TM, DST's computerized data processing system for securityholder accounting (the “TA2000 System”), will perform the following services as transfer and dividend disbursing agent for the Trusts, and as agent of each Trust for shareholder accounts thereof, in a timely manner: (i) maintaining on the TA2000 System shareholder accounts; (ii) accepting and effectuating the registration and maintenance of accounts through Networking and the purchase, redemption, transfer and exchange of shares in such accounts through Fund/SERV (Networking and Fund/SERV being programs operated by the National Securities Clearing Corporation (“NSCC”) on behalf of NSCC’s participants, including the Funds), in accordance with instructions transmitted to and received by DST by transmission from NSCC on behalf of broker-dealers and banks which have been established by, or in accordance with the instructions of, an Authorized Person, as hereinafter defined, on the Dealer File maintained by DST; (iii) issuing instructions to the Funds’ banks for the settlement of transactions between the Funds and NSCC (acting on behalf of its broker-dealer and bank participants); (iv) providing account and transaction information from each affected Fund’s records on TA2000 in accordance with NSCC’s Networking and Fund/SERV rules for those broker-dealers; (v) maintaining shareholder accounts on TA2000 through Networking; (vi) providing transaction journals; (vii) preparing shareholder meeting lists for use in connection with a reasonable number of shareholder meetings and certifying a copy of such list as requested; (viii) mailing shareholder reports and prospectuses; (ix) withholding, as required by federal law, taxes on shareholder accounts, preparing, filing and mailing U.S. Treasury Department Forms 1099, 1042, and 1042S and performing and paying backup withholding as required for all shareholders; (x) disbursing income dividends and capital gains distributions to shareholders and recording reinvestment of dividends and distributions in shares of a Fund; (xi) preparing and mailing confirmation forms to shareholders and dealers, as instructed, for all purchases and liquidations of shares of a Fund and other confirmable transactions in shareholders' accounts; (xii) providing or making available on-line daily and monthly reports as provided by the TA2000 System and as requested by a Fund or an Authorized Person; (xiii) maintaining those records necessary to carry out DST's duties hereunder and those required by the ’34 Act and the ’40 Act, including all information reasonably required by a Fund to account for all transactions in the Fund shares; (xiv) calculating the appropriate sales charge (including asset-based sales charges, as applicable) with respect to each purchase of a Fund’s shares as instructed by an Authorized Person, as hereinafter defined, determining the portion of each sales charge payable to the dealer participating in a sale in accordance with schedules and instructions delivered to DST by the Trusts’ principal underwriter or distributor (hereinafter “principal underwriter”) or an Authorized Person from time to time, disbursing dealer commissions collected to such dealers, determining the portion of each sales charge payable to such principal underwriter and disbursing such commissions to the principal underwriter; (xv) receiving correspondence pertaining to any former, existing or new shareholder account, processing such correspondence for proper recordkeeping, and responding promptly to shareholder correspondence; mailing to dealers confirmations of wire order trades; mailing copies of shareholder statements to shareholders and registered representatives of dealers in accordance with the instructions of an Authorized Person; (xvi) processing, normally on the date of receipt, purchases or redemptions or instructions to settle any mail or wire order purchases or redemptions received in proper order as set forth in the prospectus, rejecting promptly any requests not received in proper order (as defined by an Authorized Person or the Procedures as hereinafter defined), and causing exchanges of shares to be executed in accordance with the instructions of Authorized Persons, the applicable prospectus and the general exchange privilege applicable; (xvii) providing to the person designated by an Authorized Person the daily Blue Sky reports generated by the Blue Sky module of TA2000 with respect to purchases of shares of the Funds on TA2000; (xviii) providing to the Trusts escheatment reports as requested by an Authorized Person with respect to the status of accounts and outstanding checks on TA2000; and (xix) receiving telephone calls, faxes, letters and transmissions from institutional clients of a Fund, processing transactions as instructed in such telephone calls, faxes, letters and transmissions from institutional clients and supporting customer and management company relationships.

E.

To the extent that such services are not provided to a Trust by agents designated by the Trust under Section 20 of this Agreement, at the request of an Authorized Person, DST shall use its best reasonable efforts to provide the services set forth in Section 4.D. in connection with transactions (i) on behalf of retirement plans and participants in retirement plans and transactions ordered by brokers as part of a “no transaction fee” program (“NTF”), the processing of which transactions require DST to use methods and procedures other than those usually employed by DST to perform shareholder servicing agent services, (ii) involving the provision of information to DST after the commencement of the nightly processing cycle of the TA2000 System or (iii) which require more manual intervention by DST, either in the entry of data or in the modification or amendment of reports generated by the TA2000 System than is usually required by non-retirement plan, non-NTF and pre-

nightly transactions (including without limitation price changes and corrective processing), (the “Exception Services”).

F.

DST shall use its best reasonable efforts to provide, reasonably promptly under the circumstances, the same services with respect to any new, additional functions or features or any changes or improvements to existing functions or features as provided for in a Trust's instructions, prospectus or application as amended from time to time, for the Fund provided (i) DST is advised in advance by the Trust of any changes therein and (ii) the TA2000 System and the mode of operations utilized by DST as then constituted supports such additional functions and features. If any addition to, improvement of or change in the features and functions currently provided by the TA2000 System or the operations as requested by the Fund requires an enhancement or modification to the TA2000 System or to operations as presently conducted by DST, DST shall not be liable therefore until such modification or enhancement is installed on the TA2000 System or new mode of operation is instituted. If any new, additional function or feature or change or improvement to existing functions or features or new service or mode of operation measurably increases DST's cost of performing the services required hereunder at the current level of service, DST shall advise the Trust of the amount of such increase and if the Trust elects to utilize such function, feature or service, DST shall be entitled to increase its fees by the amount of the increase in costs. In no event shall DST be responsible for or liable to provide any additional function, feature, improvement or change in method of operation until it has consented thereto in writing.

G.

Each Trust shall have the right to add new series of funds to the TA2000 System upon at least thirty (30) days' prior written notice to DST provided that the requirements of the new series are generally consistent with services then being provided by DST under this Agreement. Rates or charges for additional series shall be as set forth in Exhibit B, as hereinafter defined, for the remainder of the contract term except as such series use functions, features or characteristics for which DST has imposed an additional charge as part of its standard pricing schedule. In the latter event, rates and charges shall be as may be mutually agreed upon by the parties.

H.

The parties agree that – to the extent that DST provides any services under this Agency Agreement that relate to compliance by a Trust or Fund with the Internal Revenue Code of 1986 or any other tax law, including without limitation the services described in Section 4.D(x) – it is the parties’ mutual intent that DST will provide only printing, reproducing, and other mechanical assistance and that DST will not make any judgments or exercise any discretion of any kind, and particularly that DST will not make any judgments or exercise any discretion in: (1) determining generally the actions that are required in connection with such compliance or determining generally when such compliance has been achieved; (2) determining the amounts of taxes that should be withheld on securityholder accounts (except to the extent of making mathematical calculations of such amounts based on express instructions provided by a Fund); (3) determining the amounts that should be reported in or on any specific box or line of any tax form (except to the extent of making mathematical calculations of such amounts based on express instructions provided by a Fund which among other things identify the specific boxes and lines into which amounts calculated by DST are to be placed); (4) classifying the status of securityholders and securityholder accounts under applicable tax law (except to the extent of following express instructions regarding such classification provided by a Fund); and (5) paying withholding and other taxes, except pursuant to the express instructions of a Fund. Each Trust agrees that it will provide express and comprehensive instructions to DST in connection with all of the services that are to be provided by DST under this Agency Agreement that relate to compliance by a Fund with the Internal Revenue Code of 1986 or any other tax law (including without limitation the services described in Section 4.D(x)), including promptly providing responses to requests for direction that may be made from time to time by DST to a Trust in this regard. The provisions of this Section 4.H shall take precedence over and shall govern in the event of any inconsistency between such provisions and any other provisions of this Agency Agreement or any provisions of any exhibit or other attachment to this Agency Agreement (or any provisions of any attachment to any such exhibit or attachment).

5.	Limit of Authority.

Unless otherwise expressly limited by the resolution of appointment or by subsequent action by a Trust, the appointment of DST as Transfer Agent will be construed to cover the full amount of authorized shares of the class or classes of a Fund for which DST is appointed as the same will, from time to time, be constituted, and any subsequent increases in such authorized amount. In case of such increase the Trust will file with DST if the appointment of DST was theretofore expressly limited, a copy of a resolution of the Board of Trustees of the Trust increasing the authority of DST and a letter of counsel (in-house or outside) opining that such additional shares of stock of the Fund are duly registered under the ’33 Act, and any other applicable federal or state statute and that such additional shares are, or when issued will be, validly issued, fully paid and nonassessable. DST acknowledges and understands that the Trusts are organized as Delaware statutory trusts, and as such are authorized to issue an unlimited number of shares.

6.	Compensation and Expenses.
A.

In consideration for its services hereunder as Transfer Agent and Dividend Disbursing Agent, each Trust, on behalf of each Fund, individually and not jointly, will pay to DST from time to time compensation for all services rendered as Agent, and also, all its reasonable billable expenses, charges, and other disbursements (“Compensation and Expenses”) incurred in connection with the agency. Such compensation is set forth in a separate schedule to be agreed to by each Trust and DST, a copy of which is attached hereto as Exhibit B. If the Trust has not paid such Compensation and Expenses to DST within forty-five (45) days of the due date of the compensation, DST may charge against any monies of that Trust held under this Agreement, the amount of any Compensation and/or Expenses for which it shall be entitled to reimbursement under this Agreement.

B.

Each Trust also agrees promptly to reimburse DST for all reasonable billable expenses or disbursements incurred by DST in connection with the performance of services under this Agreement including, but not limited to, the services and charges described more fully in Exhibit B.4. Each Trust agrees to pay postage expenses at least one day in advance if so requested. In addition, any other expenses incurred by DST at the request or with the consent of a Trust will be promptly reimbursed by the

Trust. The foregoing reasonable billable expenses or disbursements will be invoiced by DST to the Trust without markup. DST shall provide reasonably adequate supporting documentation for reimbursable expenses with each invoice.

C.

Amounts due hereunder shall be due and paid on or before the forty-fifth (45th) day after receipt of the statement therefor by a Trust (the “Due Date”) as long as the statement is accompanied by valid documentation to support the charges and the amount is not disputed by the Trust. Each Trust is aware that its failure to pay all amounts in a timely fashion so that they will be received by DST on or before the Due Date will give rise to costs to DST not contemplated by this Agreement, including but not limited to carrying, processing and accounting charges. Accordingly, subject to Section 6.D. hereof, in the event that any undisputed amounts due hereunder are not received by DST by the Due Date, the Trust shall pay a late charge of one and one-half percent (1.5%) per month times the amount overdue, times the number of months or portion of a month from the Due Date up to and including the day on which payment is received by DST. The parties hereby agree that such late charge represents a fair and reasonable computation of the costs incurred by reason of late payment or payment of amounts not properly due. Acceptance of such late charge shall in no event constitute a waiver of the Fund's or DST's default or prevent the non-defaulting party from exercising any other rights and remedies available to it.

D.

In the event that any charges are disputed, the Trust shall, on or before the Due Date, pay all undisputed amounts due hereunder and notify DST in writing of any disputed charges for billable expenses which it is disputing in good faith. The parties agree to use commercially reasonable efforts to resolve the disputed items as promptly as possible and, upon resolution of the dispute, the Trust shall pay such agreed upon amount within thirty (30) days of the date of such resolution.

E.	The fees and charges set forth on Exhibit B shall increase or may be increased as follows:
(1)	On the first day of each new term, in accordance with the “Fee Increases” provision in Exhibit B;

(2)

DST may propose an increase in the fees and charges set forth on Exhibit B upon at least ninety (90) days prior written notice, if changes in existing laws, rules or regulations: (i) require substantial system modifications or (ii) materially increase cost of performance hereunder;

(3)	DST may propose a charge for additional features of TA2000 which the Trust proposes to use provided such features are not consistent with the Trust's current processing requirements; and
(4)

In the event DST, at a Trust’s request or direction, performs Exception Services, DST shall be entitled to increase the fees and charges for such Exception Services from those set forth on Exhibit B to the extent such Exception Services increase DST’s cost of performance. DST shall provide the Fund with reasonable evidence of such increase in the cost of performance.

If DST notifies a Trust of an increase in fees or charges pursuant to subparagraphs (2) of this Section 6.E., the parties shall confer, diligently and in good faith and agree upon a new fee to cover the amount necessary, but not more than such amount, to reimburse DST for the Trust's aliquot portion of the cost of developing the new software to comply with regulatory charges and for the increased cost of operation. If DST and a Trust are not able to agree upon such new fees, then the Trust shall have thirty (30) days upon which to accept DST’s last offer or to announce the Trust’s intention to terminate this Agreement. DST thereupon will have fifteen (15) days to accept the Trust’s position on the proposed fee increase or to accept the termination of this Agreement. If such notice is accepted, the Trust shall deconvert from TA2000 within one hundred twenty (120) days of DST’s notice of acceptance of termination.

If DST notifies a Trust of an increase in fees or charges under subparagraphs (3) or (4) of this Section 6.E., the parties shall confer, diligently and in good faith, and agree upon a new fee to cover such new Fund feature or Exception Service. In the event that DST and the Trust are unable to agree upon a new fee, then DST shall not be obligated to provide such new service and shall not be entitled to such fee increase.

7.	Operation of DST System.

In connection with the performance of its services under this Agreement, DST is responsible for such items as:

A.

That entries in DST's records, and in the Fund's records on the TA2000 System created by DST, reflect the orders, instructions, and other information received by DST from the Fund, the Fund's distributor, manager or principal underwriter, the Fund's investment adviser, the Fund’s sponsor, the Fund’s custodian, Fund Services, the Fund’s shareholder servicing agent, or the Fund’s administrator (each of the foregoing an “Authorized Person”), broker-dealers or shareholders;

B.

That shareholder lists, shareholder account verifications, confirmations and other shareholder account information to be produced from its records or data be available and accurately reflect the data in a Fund's records on the TA2000 System;

C.	The accurate and timely issuance of dividend and distribution checks in accordance with instructions received from a Fund and the data in the Fund's records on the TA2000 System;
D.

That redemption transactions and payments be effected timely, under normal circumstances on the day of receipt, and accurately in accordance with redemption instructions received by DST from Authorized Persons, broker-dealers or shareholders and the data in a Fund's records on the TA2000 System;

E.	The deposit daily in a Fund's appropriate special bank account of all checks and payments received by DST from NSCC, broker-dealers or shareholders for investment in shares;
F.

Notwithstanding anything herein to the contrary except for the dollar limits on liability contained in Paragraph 8.C., with respect to "as of" adjustments, DST will not assume one hundred percent (100%) responsibility for losses resulting from “as of's” due to non-negligent clerical errors or non-negligent misinterpretations of shareholder instructions, but DST will discuss with a Trust DST's accepting liability for such “as of” on a case-by-case basis and shall assume financial responsibility to the extent set forth in the last sentence in this Section 7.F. for losses resulting from "as of's" due to its negligent acts or omissions, including negligent clerical errors or negligent misinterpretations of shareholder instructions, or its willful misconduct, provided that such loss is "material," as hereafter defined. A loss is "material" for purposes of this Section 7.F. when it results in a pricing error on a given day which is an amount that (i) equals or exceeds one ($.01) full cent per share times the number of shares outstanding, or (ii) equals or exceeds the product of one-half of one percent (½%) times the Net Asset Value per share of a Fund (or a class of a Fund) times the number of shares outstanding (or, in case of (ii) or (iii), such other amounts as may be adopted by applicable accounting or regulatory authorities from time to time). When DST contributes to the settlement of a loss, DST’s responsibility will commence with that portion of the loss over $0.01 per share calculated on the basis of the total value of all shares owned by the affected class (i.e., on the basis of the value of the shares in the affected class);

G.

The requiring of proper forms of instructions, signatures and signature guarantees and any necessary documents supporting the opening of shareholder accounts, transfers, redemptions and other shareholder account transactions, all in conformance with DST's present procedures as set forth in its Legal Manual, Third Party Check Procedures, Checkwriting Draft Procedures, Signature Guarantee Procedures, AML Procedures and the Compliance+™ Program (collectively the “Procedures”) with such changes or deviations therefrom as may be from time to time required or approved by a Trust, a Trust's investment adviser, or a Trust’s administrator and the rejection of orders or instructions not in good order in accordance with the applicable prospectus or the Procedures;

H.

The maintenance of customary records in connection with its agency, and particularly those records required to be maintained pursuant to subparagraph (2)(iv) of paragraph (b) of Rule 31a-1 under the Investment Company Act of 1940, if any;

I.

The maintenance of a current, duplicate set of the Fund's essential records at a secure separate location, in a form available and usable forthwith in the event of any breakdown or disaster disrupting its main operation; and

J.	The records maintained by the TA2000 System will conform to all recordkeeping requirements applicable to a transfer agent under the ’34 Act and the ’40 Act.
8.	Indemnification.

A.

DST shall at all times use reasonable care, due diligence and act in good faith in performing its duties under this Agreement. DST shall provide its services as Transfer Agent in accordance with Section 17A of the ’34 Act, and the rules and regulations thereunder. In the absence of bad faith, willful misconduct, knowing (not including the terms of the ’34 Act and the ’40 Act and any rules or regulations adopted under such Act, which provisions DST is presumed under this Agreement to know) violations of applicable law pertaining to the manner in which transfer agency services are performed by DST (excluding any violations arising directly or indirectly out of the actions or omissions to act of third parties unaffiliated with DST), reckless disregard of the performance of its duties, or negligence on its part, DST shall not be liable for any action taken, suffered, or omitted by it or for any error of judgment made by it in the performance of its duties under this Agreement. In performance of its duties hereunder, DST shall be entitled, except when a Trust expressly waives such requirements:

(i)

To require a signature from the shareholder or the shareholder’s agent in capacity and signature guaranteed. DST shall be entitled to rely on any signature guarantee in proper format or signature medallion which reasonably resembles a proper signature medallion provided the guarantor reasonably appears from its name to be an eligible guarantor institution as provided for in Section 17Ad-15 under the ’34 Act, and DST shall not be required or responsible to verify the genuineness or validity of such guarantee or medallion, the eligibility of the guaranteeing institution to make a guarantee or to affix a medallion or the authority of the individual executing the guarantee on behalf of the guarantor institution;

(ii)

In connection with checkwriting drafts, (A) to accept and effectuate redemption of share in accordance with the terms of a draft: (I) where the draft is for less than $5,000 or (II) where the signature of the maker of the draft reasonably resembles the signature of the shareholder or authorized signer; and (B) in all cases, DST shall not be responsible with respect to the genuineness of any endorsement or the authority of the endorser to endorse the draft; and

(iii)

To accept as genuine any telefax or copy of any document received from a bank, broker, lawyer, accountant, doctor or other professional or entity acting in a professional capacity on or accompanied by a letter on official letterhead of such submitter or a copy or telefax of what reasonably appears to be an official record from a shareholder or shareholder representative without requiring submission of an original of the document or of a copy bearing an original stamp or seal.

Wherever a Trust or an Authorized Person elects to waive a requirement for any action by DST, which requirement DST would otherwise have been entitled to demand, DST shall not be responsible or liable for any Adverse Consequences, as hereinafter defined, suffered or incurred by the Trust or any shareholder by reason of the non-existence of any fact or condition to which the waived requirement would have related or been relevant.

B.

DST shall not be responsible for, and each Trust shall indemnify and hold DST harmless from and against, any and all losses, damages, costs, charges, counsel fees, payments, expenses and liability (“Adverse Consequences”) for that Trust which may be asserted against DST or for which DST may be held to be liable, arising out of or attributable to:

(1)

All actions of DST required to be taken by DST pursuant to this Agreement, provided that DST has acted in good faith, with due diligence, reasonable care and without negligence, willful misconduct, knowing violations of applicable law (not including the terms of the ’34 Act and the ’40 Act and any rules or regulations adopted under such Acts, which provisions DST is presumed under this Agreement to know) pertaining to the manner in which transfer agency services are performed or reckless disregard of the performance of its duties on DST’s part;

(2)	A Trust’s refusal or failure to comply with the terms of this Agreement, the Fund's negligence or willful misconduct, or the breach of any representation or warranty of a Trust hereunder;
(3)	The good faith reliance on, or the carrying out of, any written or oral instructions or requests of persons designated by a Trust in writing (see

Exhibit C) from time to time as authorized to give instructions on its behalf or representatives of an Authorized Person or DST's good faith reliance on, or use of, information, data, records and documents received from, or which have been prepared and/or maintained by the Trust, its investment advisor, its sponsor or its principal underwriter;

(4)	Defaults by dealers or shareowners with respect to payment for share orders previously entered;
(5)

The offer or sale of the Fund's shares in material violation of any requirement under federal securities laws or regulations or the securities laws or regulations of any state or in violation of any stop order or other determination or ruling by any federal agency or state with respect to the offer or sale of such shares in such state (unless such violation results from DST's failure to comply with written instructions of the Fund or of any officer of the Fund that no offers or sales be input into the Fund's securityholder records in or to residents of such state);

(6)

A Trust's errors and mistakes in the use of the TA2000 System, the data center, computer and related equipment used to access the TA2000 System (the “DST Facilities”), and control procedures relating thereto in the verification of output and in the remote input of data;

(7)

Errors, inaccuracies, and omissions in, or errors, inaccuracies or omissions of DST arising out of or resulting from such errors, inaccuracies and omissions in, a Trust's records, shareholder and other records, delivered to DST hereunder by the Trust or its prior agent(s);

(8)	Actions or omissions to act by a Trust or agents designated by the Trust with respect to duties assumed by the Trust or such agent under Section 20 hereof; and
(9)	DST’s performance of Exception Services except where DST acted or omitted to act in bad faith, with reckless disregard of its obligations or with gross negligence.

In no event will a Trust be liable for, or be required to indemnify or hold DST harmless for, any Adverse Consequences attributed to another Trust or the other Trust’s Funds.

C.

Except where DST is entitled to indemnification under Section 8.B. hereof and with respect to “as ofs” for which reimbursement is not required as set forth in Section 7.F., DST shall indemnify and hold each Trust harmless from and against any and all Adverse Consequences arising out of DST's failure to comply with the terms of this Agreement or arising out of or attributable to DST's negligence or willful misconduct or breach of any representation or warranty of DST hereunder; provided, however, that DST's cumulative liability to any Trust during any term (each a Term) of this Agreement with respect to, arising from or arising in connection with this Agreement, or from all services provided or omitted to be provided under this Agreement, whether in contract, or in tort, or otherwise, is limited to, and shall not exceed, one half (½) of the amounts paid, or expected to be paid based on then current numbers of shareholders, under this Agreement by each Trust to DST as fees and charges, but not including amounts paid with respect to or for out of pocket expenses, during the then current scheduled Term of this Agreement.

D.

IN NO EVENT AND UNDER NO CIRCUMSTANCES SHALL EITHER PARTY TO THIS AGREEMENT BE LIABLE TO ANYONE, INCLUDING, WITHOUT LIMITATION TO THE OTHER PARTY, FOR CONSEQUENTIAL DAMAGES FOR ANY ACT OR FAILURE TO ACT UNDER ANY PROVISION OF THIS AGREEMENT EVEN IF ADVISED OF THE POSSIBILITY THEREOF.

E.

DST will indemnify and hold each Trust harmless against, and DST will at its own expense defend any action brought against a Trust to the extent such action is based upon, a claim that the TA2000 System as used within the scope of this Agreement infringes any U.S. patent, copyright or trade secret; provided, that DST is immediately notified in writing of any such claim (but any delay or failure by any User to give notice of such claim to DST shall relieve DST of its liability hereunder only to the extent that DST is prejudiced thereby); and provided, further that DST shall have the exclusive right to control such defense and settle such claim; provided that in no event may DST settle any such claim, lawsuit or proceeding in a manner which binds a Trust to liability without such Trust’s consent. In no event shall a Trust settle any such claim, lawsuit or proceeding without DST’s prior written approval. In the event of any such claim, litigation or threat thereof, DST may, in its sole and absolute discretion either;

(i)	Procure for such Trust a right to continue to use the TA2000 System at no additional charge to the Trust; or
(ii)	Replace or modify the TA2000 System so as to be non-infringing without eliminating or diminishing the services provided hereunder at no additional charge to the Trust; or
(iii)	Only if (i) or (ii) cannot be accomplished on commercially reasonable terms, terminate this Agreement without any further liability to the Trust.
F.

Promptly after receipt by an indemnified person of notice of the commencement of any action, such indemnified person will, if a claim in respect thereto is to be made against an indemnifying party hereunder, notify the indemnifying party in writing of the commencement thereof; but the failure so to notify the indemnifying party will not relieve an indemnifying party from any liability that it may have to any indemnified person for contribution or otherwise under the indemnity agreement contained herein except to the extent it is prejudiced as a proximate result of such failure to timely notify. In case any such action is brought against any indemnified person and such indemnified person seeks or intends to seek indemnity from an indemnifying party, the indemnifying party will be entitled to participate in, and, to the extent that it may wish, assume the defense thereof (in its own name or in the name and on behalf of any indemnified party or both with counsel reasonably satisfactory to such indemnified person); provided, however, if the defendants in any such action include both the indemnified person and an indemnifying party and the indemnified person shall have reasonably concluded that there may be a conflict between the positions of the indemnified person and an indemnifying party in conducting the defense of any such action or that there may be legal defenses available to it and/or other indemnified persons which are inconsistent with those available to an indemnifying party, the indemnified person or indemnified persons shall have the right to select one separate counsel (in addition to local counsel) to assume such legal defense and to otherwise participate in the defense of such action on behalf of such indemnified person or indemnified persons at such indemnified party's sole expense. Upon receipt of notice from an indemnifying party to such indemnified person of its election so to assume the defense of such action and approval by the indemnified person of counsel, which approval shall not be unreasonably withheld (and any disapproval shall be accompanied by a written statement of the reasons therefor), the indemnifying party will not be liable to such indemnified person hereunder for any legal or other expenses subsequently incurred by such indemnified person in connection with the defense thereof. An indemnifying party will not settle or compromise or consent to the entry of any judgment with respect to any pending or threatened claim, action, suit or proceeding in respect of which indemnification or contribution may be sought hereunder (whether or not the indemnified persons are actual or potential parties to such claim, action, suit or proceeding) unless such settlement, compromise or consent includes an unconditional release of each indemnified person from all liability arising out of such claim, action, suit or proceeding. An indemnified party will not, without the prior written consent of the indemnifying party settle or compromise or consent to the entry of any judgment with respect to any pending or threatened claim, action, suit or proceeding in respect of which indemnification or contribution may be sought hereunder. If it does so, it waives its right to indemnification therefor.

9.	Certain Covenants of DST and the Trusts.
A.

All requisite steps will be taken by each Trust from time to time when and as necessary to register the Trust’s Fund shares for sale in all states in which the Fund's shares shall at the time be offered for sale and require registration. If at any time a Trust receives notice of any stop order or other proceeding in any such state affecting such registration or the sale of the Fund's shares, or of any stop order or other proceeding under the federal securities laws affecting the sale of the Fund's shares, the Trust will give prompt notice thereof to DST.

B.

DST hereby agrees to perform such transfer agency functions as are set forth in Sections 4.D. and 4.E. above and establish and maintain facilities and procedures reasonably acceptable to each Trust for safekeeping of stock certificates, check forms, and facsimile signature imprinting devices, if any; and for the preparation or use, and for keeping account of, such certificates, forms and devices, and to carry such insurance as it reasonably considers adequate.

C.

To the extent required by Section 31 of the ’40 Act and Rules thereunder, DST agrees that all records maintained by DST relating to the services to be performed by DST under this Agreement to each Trust are the property of that Trust and will be preserved and will be surrendered promptly to the Trust on request.

D.

DST agrees to furnish the Trusts annual reports of its financial condition, consisting of a balance sheet, earnings statement and any other financial information reasonably requested by a Trust. The annual financial statements will be certified by DST's certified public accountants.

E.

DST represents and agrees that it will use its reasonable efforts to keep current on the trends of the investment company industry relating to shareholder services and will use its reasonable efforts to continue to modernize and improve.

F.	DST will permit each Trust and its authorized representatives to make periodic inspections of its operations as such would involve the Trust at reasonable times during business hours.
G.

DST agrees to use its reasonable efforts to provide in Kansas City at the Trusts’ expense two (2) man weeks of training for Trust personnel in connection with use and operation of the TA2000 System. All travel and reimbursable expenses incurred by Trust personnel in connection with and during training at DST's Facility shall be borne by the Trust(s). At the Trusts’ option and expense, DST also agrees to use its reasonable efforts to provide an additional two (2) man weeks of training at the Trusts’ facility for Trusts personnel in connection with the conversion to the TA2000 System. Reasonable travel, per diem and reimbursable expenses incurred by DST personnel in connection with and during training at the Trusts facility or in connection with the conversion shall be borne by the Trust(s).

H.

DST will reasonably cooperate with the each Trust’s Chief Compliance Officer (“CCO”); provided, however, if such CCO is not an officer or employee of a Trust, but is an officer or employee of an entity competing with DST, DST shall be entitled to require such competing entity and CCO to execute a Non-Disclosure and Non-Use Agreement in a form satisfactory to DST and may refuse to provide to such CCO information which DST reasonably believes is harmful to its competitive position. If a request of a Trust’s CCO is outside the ordinary course of business or other than as otherwise provided for under this Agreement, DST may, with prior notice to the Trust, charge the Trust for DST’s costs to comply with such request.

I.

DST will cooperate with any investigation or examination by a regulatory authority, and shall make available its records and facilities to representatives of such regulatory authority, as reasonably required.

10.	Recapitalization or Readjustment.

In case of any recapitalization, readjustment or other change in the capital structure of a Fund, DST will accomplish such recapitalization or readjustment by book entry upon receiving:

A.	Written instructions from an officer of the Fund; and
B.

Letter of counsel opining that all required governmental or regulatory consents have been obtained; all shares of stock of the Fund in the new form have been duly registered under the Securities Act of 1933, as amended and any other applicable federal or state statutes; and all unissued shares will be, when issued, validly issued, fully paid and non-assessable.

11.	Death, Resignation or Removal of Signing Officer.

Each Trust will file promptly with DST written notice of any change in the officers authorized to sign written instructions or requests, together with two signature cards bearing the specimen signature of each newly authorized officer. In the absence of such direction, the Trust will file promptly with DST such approval, adoption, or ratification as may be required by law.

12.	Future Amendments of Charter and Bylaws.

Each Trust will promptly file with DST copies of all material amendments to its Agreement and Declaration of Trust or Bylaws made after the date of this Agreement.

13.	Instructions, Opinion of Counsel and Signatures.
A.

At any time DST may apply to any person authorized by a Trust to give instructions to DST, and may with the approval of a Trust officer, consult with legal counsel for the Trust, or DST’s own outside legal counsel at the expense of the Trust upon the Trust’s prior written approval, with respect to any matter arising in connection with the Services provided by DST as described in Section 4 and Section 7, and it will not be liable for any action taken or omitted by it in good faith in reliance upon such instructions or upon the opinion of such counsel, provided that legal counsel to a Trust shall be under no obligation to provide legal advice to DST. In addition, DST may rely upon its own counsel, at its own expense.

B.

In connection with services provided by DST under this Agency Agreement that relate to compliance by a Trust with the Internal Revenue Code of 1986 or any other tax law, including without limitation the services described in Section 4.D(x), DST shall have no obligation to continue to provide such services after it has asked a Trust to give it instructions which it reasonably believes are needed by it to so continue to provide such services and before it receives the needed instructions from the Trust, and DST shall have no liability for any damages (including without limitation penalties imposed by any tax authority) caused by or that result from its failure to provide services as contemplated by this sentence.

C.

DST will be protected in acting upon any paper or document reasonably believed by it to be genuine and to have been signed by the proper person or persons and will not be held to have notice of any change of authority of any person, until receipt of written notice thereof from the Trust. It will also be protected in recognizing stock certificates which it reasonably believes to bear the proper manual or facsimile signatures of the officers of the Trust, and the proper countersignature of any former Transfer Agent or Registrar, or of a co-Transfer Agent or co-Registrar. DST will be protected in acting upon any paper or document reasonably believed by it to be genuine and to have been signed by the proper person or persons and will not be held to have notice of any change of authority of any person, until receipt of written notice thereof from a Trust. It will also be protected in recognizing stock certificates which it reasonably believes to bear the proper manual or facsimile signatures of the officers of the Trust, and the proper countersignature of any former Transfer Agent or Registrar, or of a co-Transfer Agent or co-Registrar.

14.	Force Majeure and Disaster Recovery Plans.
A.

DST shall not be responsible or liable for its reasonable failure or reasonable delay in performance of its obligations under this Agreement arising out of or caused, directly or indirectly, by circumstances beyond its reasonable control, including, without limitation: any interruption, loss or malfunction of any utility, transportation, computer (hardware or software provided they were maintained or updated per manufacturer requirements) or communication service; inability to obtain labor, material, equipment or transportation, or a delay in mails; governmental or exchange action, statute, ordinance, rulings, regulations or direction; war, strike, riot, emergency, civil disturbance, terrorism, vandalism, explosions, labor disputes, freezes, floods, fires, tornadoes, acts of God or public enemy, revolutions, or insurrection; or any other cause, contingency, circumstance or delay not subject to DST's reasonable control which prevents or hinders DST's performance hereunder, provided that DST acts reasonably under the circumstances to work toward the elimination, as soon as practicable, of the adverse effects of the specified occurrence or event.

B.

DST currently maintains an agreement with a third party whereby DST is to be permitted to use on a “shared use” basis a “hot site” (the “Recovery Facility”) maintained by such party in event of a disaster rendering the DST Facilities inoperable. DST has developed and is continually revising a business contingency plan (the “Business Contingency Plan”) detailing which, how, when, and by whom data maintained by DST at the DST Facilities will be installed and operated at the Recovery Facility. Provided each Trust pays its pro rata portion of the charge therefor, DST would, in event of a disaster rendering the DST Facilities inoperable, use reasonable efforts to convert the TA2000 System containing the designated

Trust data to the computers at the Recovery Facility in accordance with the then current Business Contingency Plan. DST acknowledges that the Trusts are paying their pro rata portion of the charge for the Recovery Facility and Business Contingency Plan pursuant to the terms of Exhibit B hereto.

C.

DST also currently maintains, separate from the area in which the operations which provides the services to the Trusts hereunder are located, a Crisis Management Center consisting of phones, computers and the other equipment necessary to operate a full service transfer agency business in the event one of its operations areas is rendered inoperable. The transfer of DST’s operations to other operating areas or to the Crisis Management Center is also covered in DST's Business Contingency Plan.

15.	Records.

DST will maintain all records required by law in connection with its agency, and particularly will maintain those records required to be maintained pursuant to subparagraph (2) (iv) of paragraph (b) of Rule 31a-1 under the ’40 Act, if any.

16.	Disposition of Books, Records and Canceled Certificates.

DST may send periodically to a Trust, or to where designated by the Secretary or an Assistant Secretary of the Trust, all books, documents, and all records no longer deemed needed for current purposes, upon the understanding that such books, documents, records, and stock certificates will be maintained by the Trust under and in accordance with the requirements of Rule 17Ad-7 adopted under the ’34 Act, including by way of example and not limitation Rule 17Ad-7(g) thereof. Such materials will not be destroyed by the Trust(s) without the consent of DST (which consent will not be unreasonably withheld), but will be safely stored for possible future reference.

17.

Provisions Relating to DST as Transfer Agent.

A.

DST will register the ownership of additional shares as it receives appropriate instructions or payment therefore, it being the responsibility of a Trust or its designated agents to assure that sufficient numbers of shares have been registered as required by all applicable laws, rules or regulations and that all applicable taxes have been paid.

B.

Unissued shares of stock will be transferred and re-registered, or accepted for redemption and funds remitted therefor, or book entry transfer be effected, upon receipt by DST of instructions deemed by DST properly endorsed for transfer or redemption accompanied by such documents as DST may deem necessary to evidence the authority of the person making the transfer or redemption. DST reserves the right to refuse to transfer or redeem shares until it is satisfied that the endorsement or signature on the certificate or any other document is valid and genuine, and for that purpose it may require a guaranty of signature in accordance with the Signature Guarantee Procedures. DST also reserves the right to refuse to transfer or redeem shares until it is satisfied that the requested transfer or redemption is legally authorized, and it will incur no liability for the refusal in good faith to make transfers or redemptions which, in its judgment, are improper or unauthorized. DST may, in effecting transfers or redemptions, rely upon the Procedures, Simplification Acts, Uniform Commercial Code or other statutes which protect it and the Trusts in not requiring complete fiduciary documentation. In cases in which DST is not directed or otherwise required to maintain the consolidated records of shareholder's accounts, DST will not be liable for any loss which may arise by reason of not having such records.

C.	DST will act as Conversion Agent for unissued shares upon receiving written instructions from any officer of the applicable Trust and such other documents as DST deems necessary.
D.

DST will supply a shareholder's list to the Trust(s) for up to ten (10) shareholder meetings per year upon receiving a request from an officer of the Trust(s). DST will also, at the expense of the Trust(s), supply lists at such other times as may be requested by an officer of the Trust(s).

E.	Upon receipt of written instructions of an officer of the Trust(s), DST will, at the expense of the Trust(s), address and mail notices to shareholders.
F.

In case of any request or demand for the inspection of the stock books of a Trust or any other books in the possession of DST, DST will endeavor to notify the Trust and to secure instructions as to permitting or refusing such inspection. DST reserves the right, however, to exhibit the stock books or other books to any person in case it is advised by its counsel that it may be held responsible for the failure to exhibit the stock books or other books to such person.

G.

DST agrees to furnish the Trusts with (1) annual reports of its financial condition, consisting of a balance sheet, earnings statement and any other financial information as is made public by DST in connection with the foregoing and (2) semi-annually with a copy of a SAS 70 Report issued by DST’s certified public accountants pursuant to Rule 17Ad-13 under the ’34 Act as filed with SEC. The annual financial statements will be certified by DST's certified public accountants and the posting of a current copy thereof on DST’s website shall be deemed to be delivery to the Trusts.

H.	In addition to the other services listed in this Agreement, including the services described in Section 4.D. above:
(1)

DST shall assist each Trust to fulfill the Trust’s responsibilities under certain provisions of USA PATRIOT Act, Sarbanes-Oxley Act, Title V of Gramm Leach Bliley Act, Securities Act of 1933, ’34 Act, and ’40 Act, including, inter alia, Rule 38a-1, by complying with Compliance+™, a compliance program that focuses on certain business processes that represent key activities of the transfer agent/service provider function (the “Compliance+ Program”), a copy of which has been made available to the Trusts. These business processes include anti-money laundering, suspicious activity monitoring, certificate processing, correspondence processing, customer identification, fingerprinting, lost securityholder processing, market timing and frequent trading activity, reconciliation and control, transaction processing, transfer agent administration and safeguarding fund assets and securities. DST reserves the right to make changes thereto as experience suggests alternative and better ways to perform the affected function. DST shall provide the Trusts with written notice of any such changes.

(2)

DST shall (i) perform the procedures set forth in the Compliance + Program, as amended by DST from time to time, which pertain to DST’s performance of those transfer agency services in accordance with the terms and conditions set forth in this Agreement, (ii) implement and maintain internal controls and procedures reasonably necessary to insure that its employees act in accordance with the Compliance + Program and this Agreement, and (iii) provide the Trusts with written notice of any material changes made to the Compliance+ Program.

(3)

Notwithstanding the foregoing, DST’s obligations shall be solely as are set forth in this Agreement and in the Compliance + Program, and any of obligations under the enumerated Acts and Regulations that DST has not agreed to perform on the Trusts behalf under the Compliance + Program or under this Agreement shall remain the Trusts sole obligation.

18.	Provisions Relating to Dividend Disbursing Agency.
A.

DST will, at the expense of the Trust(s), provide a special form of check containing the imprint of any device or other matter desired by the Trust. Said checks must, however, be of a form and size convenient for use by DST.

B.

If a Trust desires to include additional printed matter, financial statements, etc., with the dividend checks, the same will be furnished DST within a reasonable time prior to the date of mailing of the dividend checks, at the expense of the Trust.

C.

If a Trust desires its distributions mailed in any special form of envelopes, sufficient supply of the same will be furnished to DST but the size and form of said envelopes will be subject to the approval of DST. If stamped envelopes are used, they must be furnished by the Trust; or if postage stamps are to be affixed to the envelopes, the stamps or the cash necessary for such stamps must be furnished by the Trust.

D.	DST shall establish and maintain on behalf of each Trust one or more deposit accounts as Agent for the Trust, into which DST shall deposit the funds DST receives for payment of dividends, distributions, redemptions or other disbursements provided for hereunder and to draw checks against such accounts.

E.

DST is authorized and directed to stop payment of checks theretofore issued hereunder, but not presented for payment, when the payees thereof allege either that they have not received the checks or that such checks have been mislaid, lost, stolen, destroyed or through no fault of theirs, are otherwise beyond their control, and cannot be produced by them for presentation and collection, and, to issue and deliver duplicate checks in replacement thereof.

19.	Assumption of Duties By the Fund or Agents Designated By the Fund.
A.

Each Trust or its designated agents other than DST may assume certain duties and responsibilities of DST or those services of Transfer Agent and Dividend Disbursing Agent as those terms are referred to in Section 4.D. of this Agreement including but not limited to answering and responding to telephone inquiries from shareholders and brokers, and accepting oral shareholder and broker instructions. To the extent the Trust or its agent or affiliate assumes such duties and responsibilities, DST shall be relieved from all responsibility and liability therefor and is hereby indemnified and held harmless against any liability therefrom and in the same manner and degree as provided for in Section 8 hereof.

B.

The Trusts or their designees (other than DST) shall perform the activities set forth in Exhibit D, attached hereto. DST will use its reasonable efforts to provide reasonable assistance to the Trusts or their designees in performing the services described therein but DST shall have no responsibility or liability for any errors, inaccuracies, omissions or inadequacies of the Trusts of their designees in performing these services.

20.	Termination of Agreement.
A.

This Agreement shall be in effect for an initial period commencing on the Effective Date through February 28, 2012 (the “Term”) and thereafter may be terminated by 1) any Trust (as to that Trust) by giving DST at least 120 days prior written notice; or 2) by DST by giving at least 120 days prior written notice as to each Trust, provided, however, that the effective date of any termination shall not occur during the period from December 15 through March 30 of any year to avoid adversely impacting year end. If such notice is not given by either party to the other at least 120 days prior to the end of the then current term, this Agreement shall continue automatically until such time as either party gives to the other at least 120 days written notice of termination or such other period as specified in any new, mutually agreed Fee Schedule, such initial period and any subsequent period each being a “Term”. Should a Trust terminate this Agreement on behalf of one or more Funds (individually and not jointly) and move the Services provided by DST hereunder to a successor service provider prior to the expiration of the Term (each such terminating Fund an “Early Terminating Fund”), or should an Early Terminating Fund be liquidated and its assets merged with or purchased by another entity which does not utilize DST to provide the Services on behalf of such Early Terminating Fund, each such Early Terminating Fund shall pay to DST, as mutually-agreed upon liquidated damages and the other damages inherent in or arising out of a Fund’s or the Fund’s early termination of the Agreement and not as a penalty, a termination fee consisting of the aggregate amount of all fees and charges paid by or on behalf of the Early Terminating Fund or Funds (not including out of pocket expenses) to DST under this Agreement for the twelve (12) whole months immediately preceding the month in which DST receives the notice of early termination.

B.

Notwithstanding Section 21.A. above, each party, in addition to any other rights and remedies, shall have the right to terminate this Agreement forthwith upon the occurrence at any time of any of the following events with respect to the other party without the payment of any termination fees:

(1)	The bankruptcy of the other party or its assigns or the appointment of a receiver for the other party or its assigns;
(2)

Failure by the other party or its assigns to perform its duties in accordance with the Agreement, which failure materially adversely affects the business operations of the first party and which failure continues for thirty (30) days after receipt of written notice from the first party; or

(3)	The acquisition of a controlling interest in DST or its assigns by any broker, dealer, investment adviser or investment company, except as may presently exist.
C.	In the event of termination, the Trust(s) will promptly pay DST all amounts due to DST hereunder prior to or contemporaneously with the deconversion of the Trust’s records from the TA2000 System.
D.

In the event of termination, DST will use its reasonable efforts to (i) transfer the records of the Trust, (ii) provide, upon execution of DST’s Confidentiality and Limited Use Agreement, file layouts to the designated successor transfer agent, (iii) provide reasonable assistance to the Trust(s) and its designated successor transfer agent, and (iv) provide other information relating to its services provided hereunder (subject in each case to the recompense of DST at its standard rates and fees for personnel then in effect at that time); provided, however, as used herein “reasonable assistance” and “other information” shall not include assisting any new service or system provider to modify, alter, enhance, or improve its system or to improve, enhance, or alter its current system, or to provide any new, functionality or to require DST to disclose any DST Confidential Information, as hereinafter defined, or any information which is otherwise confidential to DST. Each Trust acknowledges that DST's ability to provide “reasonable assistance” and “other information” during the period December 15th through March 30th of any year may be less than DST's ability at any other time of the year.

21.	Confidentiality.
A.

DST shall, except as provided in the last sentence of Section 18.F. hereof, or as otherwise required by law, keep confidential all records of and information in its possession relating to each Trust or its shareholders or shareholder accounts, shall not disclose the same to any person except at the request or with the consent of the Trust, and shall treat all consumers' nonpublic personal financial information (“Consumer Information”) in compliance with the requirements of the Gramm-Leach-Bliley Act and the Regulation S-P of the U.S. Securities and Exchange Commission.

B.

Each Trust shall keep confidential all financial statements and other financial records received from DST, the terms and provisions of this Agreement, all accountant’s reports relating to DST, and all manuals, systems and other technical information and data, not publicly disclosed, relating to DST's operations and programs furnished to it by DST pursuant to this Agreement and will not disclose the same to any person except at the request or with the consent of DST, except as such disclosure is expressly required by applicable law or federal or state regulatory authority.

C.

(1)          Each Trust acknowledges that DST has proprietary rights in and to the TA2000 System used to perform services hereunder including, but not limited to the maintenance of shareholder accounts and records, processing of related information and generation of output, including, without limitation any changes or modifications of the TA2000 System and any other DST programs, data bases, supporting documentation, or procedures (collectively “DST Confidential Information”) which the Trust's access to the TA2000 System or computer hardware or software may permit the Trust or its employees or agents to become aware of or to access and that the DST Confidential Information constitutes confidential material and trade secrets of DST. Each Trust agrees to maintain the confidentiality of the DST Confidential Information.

(2)	Each Trust acknowledges that any unauthorized use, misuse, disclosure or taking of DST Confidential Information which is confidential as provided by law, or which is a trade secret, residing or existing internal or external to a computer, computer system, or computer network, or the knowing and unauthorized accessing or causing to be accessed of any computer, computer system, or computer network, may be subject to civil liabilities and criminal penalties under applicable state law. Each Trust will advise all of its employees and agents who have access to any DST Confidential Information or to any computer equipment capable of accessing DST or DST hardware or software of the foregoing.

(3)

Each Trust acknowledges that disclosure of the DST Confidential Information may give rise to an irreparable injury to DST inadequately compensable in damages. Accordingly, DST may seek (without the posting of any bond or other security) injunctive relief against the breach of the foregoing undertaking of confidentiality and nondisclosure, in addition to any other legal remedies which may be available, and the Trust consents to the obtaining of such injunctive relief. All of the undertakings and obligations relating to confidentiality and nondisclosure, whether contained in this Section or elsewhere in this Agreement shall survive the termination or expiration of this Agreement for a period of ten (10) years.

22.	Changes and Modifications.
A.

During the term of this Agreement, DST will use on behalf of the Trusts without additional cost all modifications, enhancements, or changes which DST may make to the TA2000 System in the normal course of its business and which are applicable to functions and features offered by each Trust, unless substantially all DST clients are charged separately for such modifications, enhancements or changes, including, without limitation, substantial system revisions or modifications necessitated by changes in existing laws, rules or regulations, in which case the charges applicable to such modifications, enhancements or changes shall be determined as provided for in Section 6.E. of this Agreement.

B.

DST shall have the right, at any time and from time to time, to alter and modify any systems, programs, procedures or facilities used or employed in performing its duties and obligations hereunder; provided that the Trusts will be notified as promptly as possible prior to implementation of such alterations and modifications and that no such alteration or modification or deletion shall materially adversely change or affect the operations and procedures of the Trusts in using or employing the TA2000 System or DST Facilities hereunder or the reports to be generated by such system and facilities hereunder, unless the Trusts are given thirty (30) days prior notice to allow each Trust to change its procedures and DST provides the Trust with revised operating procedures and controls.

C.

All enhancements, improvements, changes, modifications or new features added to the TA2000 System however developed or paid for shall be, and shall remain, the confidential and exclusive property of, and proprietary to, DST.

23.	Subcontractors.

Nothing herein shall impose any duty upon DST in connection with or make DST liable for the actions or omissions to act of unaffiliated third parties such as, by way of example and not limitation, Airborne Services, the U.S. mails and telecommunication companies, provided, if DST selected such company, DST shall have exercised due care in selecting the same. DST shall not subcontract out the services described in Section 4 and Section 17 of this Agreement, other than to a directly or indirectly wholly owned subsidiary of DST.

24.	Limitations on Liability.

Each Trust shall be regarded for all purposes hereunder as a separate party apart from each other Trust, and each Fund shall be regarded for all purposes hereunder as a separate party apart from each other Fund. Unless the context otherwise requires, with respect to every transaction covered by this Agreement, every reference herein to the Trust and/or Fund shall be deemed to relate solely to the particular Trust and/or Fund to which such transaction relates. Under no circumstances shall the rights, obligations or remedies with respect to a particular Trust or Fund constitute a right, obligation or remedy applicable to any other Trust or Fund. The use of this single document to memorialize the separate agreement of each Trust and Fund is understood to be for clerical convenience only and shall not constitute any basis for joining the Trusts and/or Funds for any reason.

25.	Miscellaneous.
A.

This Agreement shall be construed according to, and the rights and liabilities of the parties hereto shall be governed by, the laws of the State of Missouri, excluding that body of law applicable to choice of law.

B.	All terms and provisions of this Agreement shall be binding upon, inure to the benefit of and be enforceable by the parties hereto and their respective successors and permitted assigns.
C.

The representations and warranties, and the indemnification extended hereunder, if any, are intended to and shall continue after and survive the expiration, termination or cancellation of this Agreement.

D.	No provisions of this Agreement may be amended or modified in any manner except by a written agreement properly authorized and executed by each party hereto.
E.	The captions in this Agreement are included for convenience of reference only, and in no way define or delimit any of the provisions hereof or otherwise affect their construction or effect.
F.	This Agreement may be executed in two or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

G.

If any part, term or provision of this Agreement is by the courts held to be illegal, in conflict with any law or otherwise invalid, the remaining portion or portions shall be considered severable and not be affected, and the rights and obligations of the parties shall be construed and enforced as if the Agreement did not contain the particular part, term or provision held to be illegal or invalid.

H.	This Agreement may not be assigned by a Trust or DST without the prior written consent of the other.
I.

Neither the execution nor performance of this Agreement shall be deemed to create a partnership or joint venture by and between a Trust and DST. It is understood and agreed that all services performed hereunder by DST shall be as an independent contractor and not as an employee of a Trust. This Agreement is between DST and each Trust and neither this Agreement nor the performance of services under it shall create any rights in any third parties. There are no third party beneficiaries hereto.

J.

Except as specifically provided herein, this Agreement does not in any way affect any other agreements entered into among the parties hereto and any actions taken or omitted by any party hereunder shall not affect any rights or obligations of any other party hereunder.

K.

The failure of either party to insist upon the performance of any terms or conditions of this Agreement or to enforce any rights resulting from any breach of any of the terms or conditions of this Agreement, including the payment of damages, shall not be construed as a continuing or permanent waiver of any such terms, conditions, rights or privileges, but the same shall continue and remain in full force and effect as if no such forbearance or waiver had occurred.

L.

This Agreement constitutes the entire agreement between the parties hereto and supersedes any prior agreement, draft or agreement or proposal with respect to the subject matter hereof, whether oral or written, and this Agreement may not be modified except by written instrument executed by both parties.

M.

All notices to be given hereunder shall be deemed properly given if delivered in person or if sent by U.S. mail, first class, postage prepaid, or if sent by facsimile and thereafter confirmed by mail as follows:

If to DST:
DST Systems, Inc.
1055 Broadway, 7th Fl.
Kansas City, Missouri 64105

Attn: Senior Vice President-Full Service

Facsimile No.: 816-435-3455

With a copy of non-operational notices to:

DST Systems, Inc.
333 W. 11th St., 5th Fl.
Kansas City, Missouri 64105
Attn: Legal Department
Facsimile No.: 816-435-8630

If to the Fund:

Old Mutual Funds
4643 South Ulster Street, 6th Floor
Denver, Colorado 80237
Attn: President
Facsimile No.: (720) 200-7785

With copy to:

Old Mutual Capital, Inc.

4643 S. Ulster Street, 6th Floor

Denver, Colorado 80237

Attn: General Counsel
Facsimile No.: (720) 200-7729

or to such other address as shall have been specified in writing by the party to whom such notice is to be given.

N.

The representations and warranties contained herein shall survive the execution of this Agreement. The representations and warranties contained herein and the provisions of Sections 8 and 22 hereof shall survive the termination of the Agreement and the performance of services hereunder until any statute of limitations applicable to the matter at issues shall have expired.

O.

This Amended and Restated Agreement supersedes the earlier (1) Agency Agreement dated as of October 1, 2004, by and between Old Mutual Advisor Funds and DST, and (2) Agency Agreement dated as of January 1, 1998, as amended, by and between Old Mutual Advisor Funds II (formerly PBHG Funds) and DST (such agreements, collectively, the “Earlier Agency Agreements”). Such Earlier Agency Agreements are hereby terminated and of no further future force and effect.

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their respective duly authorized officers, to be effective as of the day and year first above written.

DST SYSTEMS, INC.

By:	/s/ Thomas J. Schmidt

Title:	Vice President

OLD MUTUAL FUNDS I, on its own behalf and on behalf of the OMF I Funds set forth on Exhibit A, individually and not jointly:	OLD MUTUAL FUNDS II, on its own behalf and on behalf of the OMF II Funds set for on Exhibit A, individually and not jointly:

By: /s/ Julian F. Sluyters	By: /s/ Julian F. Sluyters
Name: Julian F. Sluyters	Name: Julian F. Sluyters
Title: President	Title: President

OLD MUTUAL FUNDS III, on its own behalf and on behalf of the OMF III Funds set forth on Exhibit A, individually and not jointly:

By: /s/ Julian F. Sluyters
Name: Julian F. Sluyters
Title: President

OM Advisor AmendedRestatedAgency

EXHIBIT A

FUNDS

FUND DETAILS
Class Z Shares	CUSIP	TICKER	TAX ID #

OMF I
Old Mutual Analytic Defensive Equity Fund	680029782	ANDEX	232963469
Old Mutual Analytic Global Defensive Equity Fund	680029550	ANGZX	300352515
Old Mutual Copper Rock Emerging Growth	680029626	OMZRX	202908053
Old Mutual Asset Allocation Conservative Portfolio	680029667	OMCZX	201250611
Old Mutual Asset Allocation Balanced Portfolio	680029659	OMBZX	201250687
Old Mutual Asset Allocation Moderate Growth Portfolio	680029642	OMMZX	201250736
Old Mutual Asset Allocation Growth Portfolio	680029634	OMGZX	201250766
Old Mutual Clay Finlay Emerging Markets Funds	680029584	OMRZX	203742983
Old Mutual International Equity Fund	680029691	OMXZX	203743037
Old Mutual Clay Finlay China Fund	680029741	OMNZX	203742536

OMF II
Old Mutual Analytic U.S. Long/Short Fund	68002Q347	OBDEX	233101388
Old Mutual Cash Reserves Fund	68002Q461	OBCXX	232798368
Old Mutual Barrow Hanley Value Fund	68002Q313	OBFOX	233101392
Old Mutual Columbus Circle Technology & Comm. Fund	68002Q420	OBTCX	232815873
Old Mutual Developing Growth Fund	68002Q479	OBEHX	232765951
Old Mutual Dwight Intermediate Fixed Income	68002Q271	OBFJX	651195626
Old Mutual Dwight Short Term Fixed Income Fund	68002Q321	OBCPX	233101389
Old Mutual Focused Fund	68002Q354	OBFVX	232988594
Old Mutual Growth Fund	68002Q453	OBHGX	760163417
Old Mutual Heitman REIT Fund	68002Q297	OBRTX	233101391
Old Mutual Large Cap Fund	68002Q388	OLCVX	232862589
Old Mutual Large Cap Growth Concentrated Fund	68002Q412	OLCPX	232860860
Old Mutual Large Cap Growth Fund	68002Q446	OBHLX	232798372
Old Mutual Mid-Cap Fund	68002Q370	OBMEX	232862587
Old Mutual Select Growth Fund	68002Q438	OBHEX	232798367
Old Mutual Small Cap Fund	68002Q362	OBSWX	232882099
Old Mutual Strategic Small Company Fund	68002Q396	OSSCX	232862590
Old Mutual TS&W Small Cap Value Fund	68002Q289	OSMVX	651195628

Class A Shares	CUSIP	TICKER	TAX ID #

OMF I
Old Mutual Analytic Defensive Equity Fund	680029816	ANAEX	232963469
Old Mutual Analytic Global Defensive Equity Fund	680029576	ANGAX	300352515
Old Mutual Copper Rock Emerging Growth	680029840	OMARX	202908053
Old Mutual Asset Allocation Conservative Portfolio	680029105	OMCAX	201250611
Old Mutual Asset Allocation Balanced Portfolio	680029303	OMABX	201250687
Old Mutual Asset Allocation Moderate Growth Portfolio	680029501	OMMAX	201250736
Old Mutual Asset Allocation Growth Portfolio	680029709	OMGAX	201250766
Old Mutual Clay Finlay Emerging Markets Funds	680029618	OMRAX	203742983
Old Mutual International Equity Fund	680029725	OMXAX	203743037
Old Mutual Clay Finlay China Fund	680029766	OMNAX	203742536

OMF II
Old Mutual Analytic U.S. Long/Short Fund	68002Q305	OADEX	233101388
Old Mutual Barrow Hanley Value Fund	68002Q206	OAFOX	233101392
Old Mutual Cash Reserves Fund	68002T556	OCAXX	232798368
Old Mutual Columbus Circle Technology & Comm Fund	68002Q859	OATCX	232815873
Old Mutual Developing Growth Fund	68002Q883	OAEGX	232765951
Old Mutual Dwight Intermediate Fixed Income Fund	68002Q800	OAFJX	651195626
Old Mutual Dwight Short Term Fixed Income Fund	68002Q107	OIRAX	233101389
Old Mutual Focused Fund	68002Q818	OAFCX	232988594
Old Mutual Growth Fund	68002Q875	OAHGX	760163417
Old Mutual Heitman REIT Fund	68002Q792	OARTX	233101391
Old Mutual Large Cap Fund	68002Q834	OLLLX	232862589
Old Mutual Large Cap Growth Concentrated Fund	68002Q842	OLGBX	232860860
Old Mutual Large Cap Growth Fund	68002Q404	OALHX	232798372
Old Mutual Mid-Cap Fund	68002Q503	OAMJX	232862587
Old Mutual Select Growth Fund	68002Q867	OAHEX	232798367
Old Mutual Small Cap Fund	68002Q826	OSAMX	232882099
Old Mutual Strategic Small Co. Fund	68002Q701	OSSAX	232862590
Old Mutual TS&W Mid-Cap Value Fund	68002Q263	OTMAX	320194738
Old Mutual TS&W Small Cap Value Fund	68002Q602	OACVX	651195628

Class C Shares	CUSIP	TICKER	TAX ID #

OMF I
Old Mutual Analytic Defensive Equity Fund	680029790	ANCEX	232963469
Old Mutual Analytic Global Defensive Equity Fund	680029568	ANGCX	300352515
Old Mutual Copper Rock Emerging Growth	680029832	OMCRX	202908053
Old Mutual Asset Allocation Conservative Portfolio	680029204	OMCCX	201250611
Old Mutual Asset Allocation Balanced Portfolio	680029402	OMBCX	201250687
Old Mutual Asset Allocation Moderate Growth Portfolio	680029600	OMMCX	201250736
Old Mutual Asset Allocation Growth Portfolio	680029808	OMCGX	201250766
Old Mutual Clay Finlay Emerging Markets Funds	680029592	OMRCX	203742983
Old Mutual International Equity Fund	680029717	OMXCX	203743037
Old Mutual Clay Finlay China Fund	680029758	OMNCX	203742536

OMF II
Old Mutual Analytic U.S. Long/Short Fund	68002Q768	OCDEX	233101388
Old Mutual Barrow Hanley Value Fund	68002Q776	OCFOX	233101392
Old Mutual Cash Reserves Fund	68002Q230	OCCXX	232798368
Old Mutual Columbus Circle Technology & Comm. Fund	68002Q669	OCOMX	232815873
Old Mutual Developing Growth Fund	68002Q693	OCEGX	232765951
Old Mutual Dwight Intermediate Fixed Income	68002Q719	OCIRX	651195626
Old Mutual Dwight Short Term Fixed Income Fund	68002Q784	OIRCX	233101389
Old Mutual Focused Fund	68002Q628	OCFCX	232988594
Old Mutual Growth Fund	68002Q685	OCHGX	760163417
Old Mutual Heitman REIT Fund	68002Q610	OCRTX	233101391
Old Mutual Large Cap Fund	68002Q644	OCCAX	232862589
Old Mutual Large Cap Growth Concentrated Fund	68002Q651	OCLAX	232860860
Old Mutual Large Cap Growth Fund	68002Q750	OCLHX	232798372
Old Mutual Mid-Cap Fund	68002Q743	OCCPX	232862587
Old Mutual Select Growth Fund	68002Q677	OCHEX	232798367
Old Mutual Small Cap Fund	68002Q636	OSCMX	232882099

Old Mutual Strategic Small Company Fund	68002Q727	OCSSX	232862590
Old Mutual TS&W Mid-Cap Value Fund	68002Q255	OTMCX	320194738
Old Mutual TS&W Small Cap Value Fund	68002Q735	OCCVX	651195628

Institutional Class Shares	CUSIP	TICKER	TAX ID #

OMF I
Old Mutual Analytic Defensive Equity	680029774	ANIEX	232963469
Old Mutual Analytic Global Defensive Equity Fund	680029543	ANGIX	300352515
Old Mutual Copper Rock Emerging Growth	680029824	OMIRX	202908053
Old Mutual Asset Allocation Conservative Portfolio	680029857	OMCIX	201250611
Old Mutual Asset Allocation Balanced Portfolio	680029881	OMBLX	201250687
Old Mutual Asset Allocation Moderate Growth Portfolio	680029873	OMMIX	201250736
Old Mutual Asset Allocation Growth Portfolio	680029865	OMGIX	201250766
Old Mutual Clay Finlay Emerging Markets Funds	680029675	OMRIX	203742983
Old Mutual International Equity Fund	680029683	OMXIX	203743037
Old Mutual Clay Finlay China Fund	680029733	OMINX	203742536
Old Mutual International Bond Fund	680029386	OBIMX	383764452
Old Mutual Provident Mid-Cap Growth Fund	680029394	OIPMX	383764451

OMF II
Old Mutual Advantage Growth Fund	68002Q222	OAGIX	320213462
Old Mutual Analytic U.S. Long/Short Fund	68002T101	OISLX	233101388
Old Mutual Barrow Hanley Core Bond Fund	68002Q198	OCBIX	320213461
Old Mutual Barrow Hanley Value Fund	68002T408	OIBHX	233101392
Old Mutual Cash Reserves Fund	68002T531	OCIXX	232798368
Old Mutual Columbus Circle Technology & Comm. Fund	68002T614	OICTX	232815873
Old Mutual Developing Growth Fund	68002T705	OIEGX	232765951
Old Mutual Discover Value Fund	68002T523	ODVIX	300441963
Old Mutual Dwight High Yield Fund	68002Q214	ODHYX	320213464
Old Mutual Dwight Intermediate Fixed Income	68002T580	OIDIX	651195626
Old Mutual Dwight Short Term Fixed Income Fund	68002T630	OIDSX	233101389
Old Mutual Focused Fund	68002T879	OIFCX	232988594
Old Mutual Growth Fund	68002T846	OIGHX	760163417
Old Mutual Heitman REIT Fund	68002T820	OIHRX	233101391
Old Mutual Large Cap Fund	68002T796	OILCX	232862589
Old Mutual Large Cap Growth Concentrated Fund	68002T754	OILLX	232860860
Old Mutual Large Cap Growth Fund	68002T770	OIGGX	232798372
Old Mutual Mid-Cap Fund	68002T739	OIMMX	232862587
Old Mutual Select Growth Fund	68002T713	OIGSX	232798367
Old Mutual Small Cap Fund	68002T671	OICSX	232882099
Old Mutual TS&W Mid-Cap Value Fund	68002Q248	OTMIX	320194738
Old Mutual Strategic Small Company Fund	68002T655	OISSX	232862590

OMF III
Old Mutual 2011-2020 Aggressive Fund	68003L305	OTAAX	364624878
Old Mutual 2021-2030 Aggressive Fund	68003L602	OTACX	364624879
Old Mutual 2031-2040 Aggressive Fund	68003L883	OTAEX	364624880
Old Mutual 2041-2050 Aggressive Fund	68003L859	OTAGX	364624881
Old Mutual 2011-2020 Conservative Fund	68003L107	OTCDX	320230058
Old Mutual 2021-2030 Conservative Fund	68003L404	OTCEX	320230061
Old Mutual 2031-2040 Conservative Fund	68003L701	OTCLX	352322380

Old Mutual 2041-2050 Conservative Fund	68003L875	OTCMX	352322381
Old Mutual 2011-2020 Moderate Fund	68003L206	OTMBX	320230067
Old Mutual 2021-2030 Moderate Fund	68003L503	OTMDX	320230070
Old Mutual 2031-2040 Moderate Fund	68003L800	OTMEX	352322385
Old Mutual 2041-2050 Moderate Fund	68003L867	OTMGX	352322386

Initial & Service Class Shares	CUSIP	TICKER	TAX ID #

OMF I VARIABLE ANNUITY
Old Mutual VA Asset Allocation Conservative Portfolio - Initial	680029535	OVCIX	364593835
Old Mutual VA Asset Allocation Balanced Portfolio - Initial	680029519	OVBIX	371528627
Old Mutual VA Asset Allocation Moderate Growth Portfolio - Initial	680029485	OVMIX	383741710
Old Mutual VA Asset Allocation Conservative Portfolio - Service	680029527	OVCSX	364593835
Old Mutual VA Asset Allocation Balanced Portfolio - Service	680029493	OVBSX	371528627
Old Mutual VA Asset Allocation Moderate Growth Portfolio - Service	680029477	OVMSX	383741710

Dated:

EXHIBIT B, p. 1

DST SYSTEMS, INC. AND OLD MUTUAL FUNDS

TRANSFER AGENCY FEE SCHEDULE

DST SYSTEMS, INC.

OLD MUTUAL FUNDS I, II, and III

TRANSFER AGENCY FEE SCHEDULE

MARCH 1, 2008 – FEBRUARY 28, 2012

A.	Complex Base Fee	(one fee across all Trusts)	$100,000 per year

B.	CUSIP Base Fee	$500.00 per CUSIP per year

•	Open/Closed Account Fees:

Level 3 Open Accounts:

Accounts 0 – 50,000	$12.00 per account per year
Accounts 50,001 – 100,000	$11.75 per account per year
Accounts 100,001 – 250,000	$11.25 per account per year
Accounts 250,001 – 1,000,000	$10.00 per account per year
Accounts 1,000,001 – 2,000,000	$8.50 per account per year
Accounts > 2,000,001	$6.50 per account per year

Non Level 3 Open Accounts:

Accounts 0 – 50,000	$27.50 per account per year
Accounts 50,001 – 100,000	$25.75 per account per year
Accounts 100,001 – 250,000	$23.75 per account per year
Accounts 250,001 – 1,000,000	$21.25 per account per year
Accounts 1,000,001 – 2,000,000	$18.50 per account per year
Accounts > 2,000,001	$15.50 per account per year

Closed Accounts	$2.40 per account per year

•	Other Services

Escheatment	$133 per CUSIP per filing plus $1.59 per item plus out-of-pocket costs as incurred

Omnibus Transparency	$0.65 per accountlet per year

AWD® License Fee	$1,499 per remote workstation per year
AS/400 Access Fee	$626 per remote workstation per year

EXHIBIT B, p. 2

DST SYSTEMS, INC. AND OLD MUTUAL FUNDS

TRANSFER AGENCY FEE SCHEDULE

Vision	See Exhibit B.1
FanMail	See Exhibit B.2
Cash Utilization	See Exhibit B.3
Reimbursable Expenses	See Exhibit B.4

*Computer/Technical Personnel (Standard 2008 Rates):
Business Analyst/Tester:
Dedicated - $125,474 per year
On Request - $111.29 per hour
COBOL Programmer:
Dedicated - $211,558 per year
On Request - $168.01 per hour
Workstation Programmer:
Dedicated - $242,474 per year
On Request - $199.03 per hour
Web Developer:
Dedicated - $258,847 per year
On Request - $214.06 per hour
Full Service Staff Support:
Senior Staff Support - $75 per hour
Staff Support - $55 per hour
Clerical Support - $45 per hour

Conversion/Acquisition Costs - reimbursable expenses including but not limited to travel and accommodations, programming, training, equipment installation, etc.

NOTES TO THE ABOVE FEE SCHEDULE (In the event of a discrepancy between the term of the Notes to this Exhibit B and the Agreement, the terms of the Agreement shall control)

The above fees are guaranteed through February 28, 2012, subject to an annual increase in an amount not less than the annual percentage change in the Consumer Price Index for all Urban Consumers (“CPI-U”) in the Kansas City, Missouri-Kansas Standard Metropolitan Statistical Area, All Items, Base 1982-1984=100, as last reported by the U.S. Bureau of Labor Statistics for the 12 calendar months immediately preceding such anniversary. All fees indicated by “*” can be increased with 60 days notice.

Exhibit B.1, p. 1

VISION

ID Charges

Number of ID Breakpoints	ID Charge Breakpoints
1 - 500	$5.00 per month/per ID for each of the first 500 IDs
501 - 1,000	$4.00 per month/per ID for each of the next 500 IDs
1,001 - 2,000	$3.00 per month/per ID for each of the next 1,000 IDs
2,001 - 3,000	$2.00 per month/per ID for each of the next 1,000 IDs
3,001 - +	No charge for each additional ID over 3,000

In accordance with the schedule above, ID Charges cannot exceed a monthly maximum of $9,500.

Inquiry Charges

Initial Set-up Fee	None
Per View Charge[1]
Standard	$0.05
Reduced	$0.025
Monthly Minimum	None

A view is defined as the complete process of an information request sent to the underlying recordkeeping system, and the corresponding response returned from the underlying recordkeeping system.

Statement Charges

Individual Statement Retrieval Charge	$0.05 per statement
Batch Statement Load Charge	$0.03 per image
Monthly Statement Interface Support Charge[2]	$1,300
Monthly Minimum	None

Each individual statement presented shall be a separate retrieval and therefore be a separate charge, i.e., any related statement or historical statement, even if referred to on the requested statement, shall be a separate Statement Retrieval Charge. Further, the Statement Retrieval Charges do not cover any charges or expenses Customer may incur from its statement vendor.

_________________________

1 The Standard Per View Charge is currently assessed when an information request retrieves data from individual system-level tables to return a response. DST may, from time to time, determine that certain information requests that retrieve data from a consolidated table to return a response are eligible for the Reduced Per View Charge. Although the foregoing represents the approach DST has historically taken with respect to Per View Charges, DST reserves the right at any time to change the components and/or structure of the Per View Charge.

2 The Monthly Statement Interface Support Charge shall only be imposed if Customer elects to offer electronic statements as a part of the Vision Services through a statement vendor, or proprietary offering, other than DST Output, LLC or a subsidiary of DST Output, LLC. If Customer uses DST Output, LLC or a subsidiary of DST Output, LLC as its electronic statement vendor, the Monthly Statement Interface Support Charge will be waived.

Exhibit B.1, p. 2

The Batch Statement Load per-image charge will only be assessed at the time the statements are provided to Vision by the statement vendor, not at the time of viewing or downloading. Statements may be retrieved multiple times during the on-line availability period, but the management company is only charged once. Once the on-line availability period ends, the statements may be requested again and new charges would be assessed.

Email Alert Charges

Per email charge	$0.05 regardless of the number of confirmations included in the email

Transaction Processing Charges3

Initial Set-up Fee4

Existing FAN Users	$2,500
All Others	$5,000
Purchase, Redemption, Exchange, Maintenance	$0.10 per transaction
NSCC Reject Processing	$0.10 per reject
New Account Establishment (each new account transaction	$0.35 per transaction

may contain one or more new accounts)

New Account Web Service Image Delivery	$0.65 per image
Monthly Minimum[5]	the greater of $500 or actual usage charge

Fund Family Vision Additional Fees

Fund Family Vision6 is an optional element of the Vision Services which provides Customer the ability to offer integrated access to Vision through the Customer Web Site as described in more detail in the Fund Family Vision Implementation Guide.

_________________________

3 Transaction Processing is an optional element of Vision Services. Customer will not be assessed the Monthly Minimum or any Transaction Processing Charges until one or more of the Transaction types are made available to Users.

4 The Initial Set-up Fee shall be waived for set-ups that involve only NSCC Reject Processing. For all other transaction processing this Fee shall apply and shall be assessed only once per management code.

5 NSCC Reject Processing shall not be considered when calculating the Monthly Minimum charge for Transaction Processing.

6 Participation in the Fund Family Vision offering (both Basic and Premium Packages) is subject to the terms and conditions set forth on Exhibit A attached to this Service Exhibit.

Exhibit B.1, p. 3

Basic Package

When a User requests access to Vision, Customer’s Web Site will launch a frame-set containing Customer’s header within the top frame and Customer’s custom version of Vision within the lower frame. The customizable components are described in the Fund Family Vision Implementation Guide.

Premium Package

In addition to the integration provided in the Basic Package, the Premium Package provides four additional features as follows:

Authentication - Provides seamless integration between Customer’s Web Site and Vision.

Content Management - Enables Customer to publish marketing or other types of customer-specific content to DST-designated areas within DST-designated Vision screens without manual DST intervention.

Fund Specific Navigation - Enables Customer, if Customer participates in Client List for Fund Family Vision, to define links within the left navigation that will direct the User to specific destinations on Customer’s Web Site.

Web Stats - Provides enhanced reporting of usage patterns and general Web activity.

Fees7 In addition to the other Vision fees as described in this Vision fee schedule, the following Fund Family Vision Additional Fees apply:

Basic Package

In the event Customer elects to utilize the Fund Family Vision option, if the Customer is paying less than the monthly maximum in Vision ID Charges ($9,500), the additional fee for the Fund Family Vision Option shall be a monthly amount equal to the lesser of (i) $1,000 per month, or (ii) the difference between the current ID Charges and the amount needed to reach the $9,500 monthly ID Charge maximum. Customer may utilize the Fund Family Vision option free of charge for so long as Customer is paying the monthly maximum in Vision ID Charges ($9,500).

Premium Package8

Initial Set-up Fee	$5,000
Monthly Fee (in addition to the applicable Basic Package fee)	$3,000

_________________________

7 Fund Family Vision fees are not included for purposes of calculating the Vision Volume Discount, as described under Volume Discounts.

8 The Premium Package Initial Set-up Fee and Monthly Fee shall be waived for Platinum Level Customers.

Exhibit B.1, p. 4

Volume Discounts

Discount Schedule (monthly)9

$7,500 - $15,000	20%
$15,001 - $30,000	25%
$30,001 - $45,000	30%
$45,001 - +	35%

The percentage discount is applied incrementally to the dollars associated with each breakpoint.

Each affiliate of the Trusts with a separate management code in the DST system will be charged separately and will not be aggregated for purposes of ID Charges or Volume Discounts.

_________________________

9 Volume Discounts apply to all Inquiry Charges, Individual Statement Retrieval Charges, Batch Statement Load Charges, Email Alert Charges, Transaction Processing Monthly Minimum, and Transaction Processing Charges. ID Charges, Monthly Statement Interface Support Charges, Transaction Processing Initial Set-up Fee, and Fund Family Vision Additional Fees are not included in Volume Discount calculations.

Exhibit B.2, p. 1

BASIC FANMAIL

1.	Files.

The following definitions shall apply to this File and Usage Fee Schedule:

“Account Position File” - This file reports the current share balance and net asset value for every account, regardless of whether the account had activity. This file is generally provided on a monthly basis and consists of two (2) records per account.

“Direct Financial Activity” - This file is generated as a result of activity being posted to the shareowner account. The information in this file reports all activity involving the movement of money and/or shares (with the exception of distributions) and consists of two (2) records per account.

“Account Master Position/New Account Activity/Non-Financial Activity” - This file provides registration information on each shareholder account for the planner. The Account Master Position is used to initialize the planner’s database. The New Account Activity provides any new accounts established for the planner. The Non-Financial Activity is generated from maintenance activity to the shareowner registration. These files consist of three (3) records per account.

“Distribution Activity” - This file is used to confirm all activity resulting from the distribution of a dividend, and long or short term capital gain. The file will be generated after the distribution has been applied to the shareholder account. This file consists of two records (2) per account.

“Daily Price” - The price file consists of the daily offering price and Net Asset Value of every CUSIP (separate security).

2.	Usage Fees.

Most “Files” that are made available to Recipients consist of two (2) records per account, each 160 bytes of information being a separate record. Accordingly, by way of example, a position record consists of two (2) 160-byte records. The Account Master Position, New Account Activity and Non-Financial Activity files each contain three (3) records. Each file made available to a Recipient also requires a "header record" and a "trailer record". DST will charge Customer fees per record made available, including header records and trailer records, based on the method of delivery and in accordance with the following schedules. DST will not bill Recipients for the Files made available to them.

DST will offer Customer discounts based on the amount of each total per record charge per method of delivery incurred by Customer in a month. The following fee and discount schedules will apply:

Exhibit B.2, p.2

Level	Delivery via Internet FTP Per Record Fees
Branch/Rep	$0.018
Dealer	$0.012
Price File	$0.002 or $1.75 per Recipient per month, whichever is less

Internet FTP Discounts
Total Internet Per Record Fees	% Discount on Amount Over Threshold
$0.00 - $2,500.00	0%
$2,501.00 - $5,000.00	10%
$5,001.00 - $7,500.00	15%
$7,501.00 - $10,000.00	20%
$10,001.00 - $30,000.00	25%
$30,001.00 +	50%

Monthly FAN Mail Access and Support Charge	$500.00

The Monthly FAN Mail Access and Support Charge paid by Customer shall be included in the above amounts for purposes of determining any discount; however, the discount will apply only to the amounts occasioned by the per record charge.

EXHIBIT B.3, p. 1

DST CASH UTILIZATION

INVESTMENT SERVICE

The following describes the DST Cash Utilization investment service:

•

Net collected balances: Net collected balances in the Client’s transfer agency bank accounts at UMB Bank, N. A. (“UMB”), will be invested each day in two separate overnight UMB sponsored sweep vehicles with comparable rates of return to UMB’s earnings credit rate.

Money Market Sweep: Balances able to be determined by a predetermined cutoff time each business day will be swept into a Money Market account in DST’s name. This account will be registered as “for the account of DST (Client Name)”. The next morning of a business day, the identical principal amounts will be swept back into the originating accounts with the earnings remaining in the Money Market account. The following business day, balances will again be swept into the Money Market account and will be invested overnight along with residual earnings from previous days, and so on each business day.

Overnight Repo: Each evening of a business day, balances exclusive of those already swept into the Money Market account (with some UMB constraints) will be swept into an overnight Repo investment. The next morning of a business day, principal and earnings amounts will be swept back into the originating accounts, with DST maintaining an ongoing reconciliation of principal versus earnings in your accounts.

No investment advisory functions: DST would not be performing investment advisory functions as a part of this service. The Money Market and Repo sweep vehicles are UMB product offerings.

•

Lower bank account service charges: For customers electing to use the new Cash Utilization service, DST has renegotiated lower bank account service charges (projected to be 10% less than your current service charges) from UMB by leveraging our collective Transfer Agent and Corporate relationships with the bank. These reduced fees will benefit you directly and will not be available to smaller, individual customers of the bank.

Service Fee Payment: Each month, UMB will determine your service fees and invoice them to DST. DST will pay them on your behalf from the accumulated earnings of both overnight investment vehicles. DST will provide you with a copy of the UMB invoice supporting these charges.

Exhibit B.3, p. 2

•	DST Fee: DST’s fee for this service allows for DST to collect 25% of all gross overnight investment earnings from both investment vehicles for this Cash Management service.

DST Fee Collection: Each month, DST will determine the amount of this fee and deduct it from the accumulated earnings of both overnight investment vehicles. We will provide you with detail supporting the calculation of this fee.

•

Net Earnings Credit: Each month, the remaining net earnings, reduced by both UMB and DST service charges, will be credited against each Trust’s Transfer Agency fees as a direct reduction of fund expenses. Should earnings exceed fees, the excess earnings will be available to be credited against future fees or returned to the client based on direction from the client.

Reconciliation: DST will perform the reconciliation of earnings, service charges and credits. DST will also determine the apportionment of the credits to the individual funds in accordance with the following procedure the portion of the total credit that each fund receives shall be equal to the percentage of total TA fees that each fund’s individual fees represent each month. On your TA fee invoice, we will provide the detail of original gross charges, the amount of the credit for each individual fund and the net amount due for each fund. The funds would pay DST only the net of total TA fees and reimbursable expenses less the amount of the credits.

•

Legal Opinion: We have reviewed the Legal Opinion of Seward & Kissel, LLP (“Seward”) dated July 19, 2000 and hereby advise you that, as assumed by Seward in such letter, the existing agreements whereby ‘The Client’ receive transfer agency services from DST through UMB, currently the transfer agent for such Funds, have been, and the agreement now being negotiated by and between the Trusts and DST whereby DST is appointed as the transfer agent for the Funds will be, approved by a majority of the directors or trustees of each Fund, including a majority of those directors or trustees who are not “interested persons” of the Fund or its affiliates, as that term is defined in the 1940 Act.

•

Authorization: Notwithstanding anything in any agreement under which DST is authorized, directly or indirectly, to perform transfer agency, shareholder servicing agency, or related services, whether as principal, agent or sub-agent, to the contrary, DST is hereby authorized and instructed to open bank accounts in DST’s name for the deposit and holding of, and to deposit into and hold in such accounts, all checks and payments received by DST from NSCC, broker-dealers or shareholders, and any other sums received by DST, for investment in shares, while such sums await their actual delivery to and investment in such Funds.

Exhibit B.4, p.1

Reimbursable Expenses

Forms
Postage (to be paid in advance if so requested)
Mailing Services
Computer Hardware and Software - specific to Fund or installed at remote site at Fund’s direction
Telecommunications Equipment and Lines/Long Distance Charges
Magnetic Tapes, Reels or Cartridges
Magnetic Tape Handling Charges
Microfiche/Microfilm
Freight Charges
Printing
Bank Wire and ACH Charges
Proxy Processing - per proxy mailed
not including postage
Includes:	Proxy Card
Printing
Outgoing Envelope
Return Envelope
Tabulation and Certification
T.I.N. Certification (W-8 & W-9)
(Postage associated with the return
envelope is included)
N.S.C.C. Communications Charge
(Fund/Serv and Networking)

Off-site Record Storage
Second Site Disaster	Currently $.20 per
Backup Fee (per account)[10]	account per year (subject
to change annually)

Transmission of Statement Data for	Currently $.035 per
Remote Processing, except for transmissions to DST Output	shareholder record

Travel, Per Diem and other Billables
Incurred by DST personnel traveling to,
at and from the Fund at the request of the Fund.

_________________________

10 This annual charge, paid monthly, is a pro rata portion of DST's cost for the service and will increase proportionate to any increase in DST's costs to provide the service or in the event that the current recovery goal is shortened. The current recovery goal is to have the DST System that is the subject of this Agreement operational 4 hours after DST’s declaration of a disaster. Data communications expenses for connectivity to the backup sites (DST owned or recovery vendor provided) are part of the DST network charges and are billed monthly as an out-of-pocket expense unless network is Customer-provided, in which case, connectivity is the responsibility of the Customer.

EXHIBIT B.4, p. 2

NSCC FEES AND OUT-OF-POCKET EXPENSES

NSCC Participant Fees

The NSCC charges $40 per month per NSCC Participant any for CPU access/shared line costs.

A combined participant base fee of $200 per month is charged for the following services:

Fund/SERV:

The NSCC charges an activity charge of $.175 per inputted transaction. Transactions include purchases, redemptions and exchanges.

Networking:

•	$.02 per account for funds paying dividends on a monthly basis
•	$.01 per account for funds paying dividends other than monthly

Commission Settlement:

-	$.30 per hundred records, per month, for one to 500,000 records; there is a $50 per month minimum processing charge
-	$.20 per hundred records, per month, for 500,001 to 1,000,000 records
-	$.10 per hundred records, per month, for 1,000,001 records and above

Mutual Fund Profile Service Monthly Membership Fee, if this service is used by a Fund

- $325.00 per month for Profile I
- Additional NSCC Fees will apply in event of use by a Fund of Profile II

Settling Bank Fees

The fund may be charged fees by the Funds Settling Bank at which the net settlement account resides for monthly maintenance of this account. These are negotiated directly between the Fund and the Settling Bank.

EXHIBIT C

AUTHORIZED PERSONNEL

Pursuant to Section 8.A. of the Agency Agreement between the “Fund” and DST (the “Agreement”), the Fund authorizes the following Fund personnel to provide instructions to DST, and receive inquiries from DST in connection with the Agreement:

Name	Title

Julian F. Sluyters	President
Andra C. Ozols	Secretary
Robert T. Kelly	Treasurer

This Exhibit may be revised by the Fund by providing DST with a substitute Exhibit C. Any such substitute Exhibit C shall become effective twenty-four (24) hours after DST's receipt of the document and shall be incorporated into the Agreement.

ACKNOWLEDGMENT OF RECEIPT:

OLD MUTUAL FUNDS I		OLD MUTUAL FUNDS II

By:	/s/ Robert T. Kelly	By:	/s/ Robert T. Kelly
Name:	Robert T. Kelly	Name:	Robert T. Kelly
Title:	Treasurer	Title:	Treasurer

OLD MUTUAL FUNDS III		DST SYSTEMS, INC.

By:	/s/ Robert T. Kelly	By:	/s/ Thomas J. Schmidt
Name:	Robert T. Kelly	Name:	Thomas J. Schmidt
Title:	Treasurer	Title:	Vice President

EXHIBIT D, p. 1

SERVICES

The Trusts shall be responsible for receiving telephone calls, faxes, letters and transmissions from shareholders and institutions and processing transactions generated by such telephone calls, faxes, letters and transmissions. The general categories of services Fund Services will be responsible for performing include but are not limited to:

•	Purchase, redemption and exchange of shares
2.	Explanation of fund or market conditions and performance
3.	Research account inquiries,
4.	Change account address or distribution option
5.	Send additional account statements or other requested materials or forms

Without limitation of the foregoing, the Trusts shall at a minimum perform the following specific services:

1.	Provide Shareholder Support

2.	Process “Phone” Transactions

ACH Buys

ACH Sells

Account Exchanges

3.	Process Related Account Maintenance

•	Problem Research

EXHIBIT D, p. 2

SERVICES

5.	Prepare Research Documentation for DST

6.

All Correspondence Services except for Correspondence Requiring the Return of Original Documentation received at DST (If all Correspondence letters to shareholders and dealers are completed by DST, a fee of $5.00 per letter written applies).

7.	Redemption by ACH to bank of record

8.	Redemption by check to address of record

9.	Redemption by wire to bank of record

10.	Exchange between funds

11.	ACH purchase from bank of record

12.	Request stop/replace redemption checks to address of record

13.	Research/document/request corrective processing

15.	Account Maintenance

Non-Signature Guaranteed address change via phone request

Stop/restart/defer a Systematic Monthly Investment (SIP)

Increase/decrease a Systematic Monthly Investment (SIP)

Increase/decrease/defer/discontinue a systematic withdrawal plan (SWP)

Add a beneficiary birth date

Change dividend/capital gains distribution method

Add/change a dividend move

Request stop or replace a redemption check after fifteen (15) days

Add/change/delete systematic exchanges (SYSEXCH) with the same registration

Correct minor errors in names on registration if clearly indicated on the application